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                                   EXHIBIT 11
                           STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

Set forth below are computations, on a basic and diluted basis in accordance with subparagraph (b)(11) of Item 601 of Regulation S-K of the Securities and Exchange Commission, of earnings per share of the Company's common stock for the three months and six months ended March 31, 1998 and 1997, respectively (in thousands, except per share data):

                                                            THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                 MARCH 31,                    MARCH 31,
                                                        --------------------------    ------------------------
                                                          1998              1997        1998            1997
                                                        --------          --------    --------        --------
        BASIC EARNINGS PER SHARE:
        Net income                                      $  3,611          $  2,938    $  8,248        $  6,501

        Weighted average common shares outstanding        18,477            15,815      18,495          15,792
        Basic earnings per share                        $   0.20          $   0.19    $   0.45        $   0.41

        DILUTED EARNINGS PER SHARE:
        Net income                                      $  3,611          $  2,938    $  8,248        $  6,501
        Weighted average common and common
          equivalent shares outstanding                   22,738            19,466      22,491          19,320
        Diluted earnings per share                      $   0.16          $   0.15    $   0.37        $   0.34